RFC- Media Contact:

James E. Adams, 419-783-8910, rfcmkt@rurban.net

Investor Contact:

Valda Colbart, 419-784-2759, rfcinv@rurban.net

Exchange – Media Contact:

Marion Layman, 419-833-3401, mlayman@exchangebancshares.net

Rurban Financial Corp. Signs Merger Agreement with Exchange Bancshares, Inc.

DEFIANCE, OH, April 13, 2005 – Rurban Financial Corp. (Nasdaq: RBNF) and Exchange Bancshares, Inc. (OTC BB:  EBLO) today jointly announced the signing of an Agreement and Plan of Merger for Rurban to acquire Exchange Bancshares and its wholly-owned subsidiary, The Exchange Bank, headquartered in Luckey, Ohio.  The Exchange Bank has been in operation ninety-nine years and, at December 31, 2004, had total assets of $91.0 million, loans of $62.3 million, deposits of $82.0 million and shareholders’ equity of $8.6 million.  Its banking offices are located in the Northwest Ohio communities of Luckey and Walbridge, and in the Toledo, Ohio suburbs of Sylvania, Holland, and Perrysburg. This transaction is expected to close before year-end and is subject to the satisfaction of customary conditions in the merger agreement and approvals of regulators and the shareholders of Exchange Bancshares.  Upon completion of the merger, The Exchange Bank will operate as a separate bank subsidiary of Rurban Financial Corp.

Kenneth A. Joyce, President and Chief Executive Officer of Rurban, said, “We are excited to add The Exchange Bank to the Rurban family.  The growing Toledo area is a key component for our continued expansion in Northwest Ohio.  Our acquisition of Exchange Bancshares offers an excellent opportunity to enter this metropolitan market, build upon existing deposit and loan  relationships, leverage our fee income businesses, and grow our franchise value.  We look forward to working with Marion Layman, Exchange Bancshares’ Chairman and a seasoned banker with a thorough knowledge of the Toledo market.”

Marion Layman, Chairman of Exchange Bancshares, commented, “We are pleased with the opportunities that the merger with Rurban Financial Corp. will provide.  Their strong capital base will allow us to expand into the growth markets surrounding Toledo, and their operational and regulatory resources and expertise will allow us to provide quality banking services without a disproportionate investment of our own resources.  We anticipate that the transition to the Rurban family will be smooth as our data processing systems are currently managed by Rurbanc Data Services Inc. (RDSI), the data processing subsidiary of Rurban.  We look forward to introducing Rurban products and services to our customer base.”

According to the terms of the Merger Agreement, one-half of the Exchange Bancshares shares will be exchanged for cash at the rate of $22.00 per share and the other half of the shares will be exchanged for Rurban shares at the exchange rate of 1.555 Rurban shares for each Exchange Bancshares share, all subject to adjustments.  Based on the closing price of Rurban shares of $14.22 on April 12, 2005, the aggregate purchase price of the merger transaction would be $12.9 million.  Shareholders of Exchange Bancshares who hold 100 or fewer shares will receive all cash, while shareholders holding more than 100 shares may elect cash, Rurban shares or a combination of cash and Rurban shares.  If the shareholders’ equity of Exchange Bancshares (as adjusted in accordance with the merger agreement) falls below $8.1 million prior to closing, the purchase price per share will be reduced.  At December 31, 2004, the shareholders’ equity was $14.70 per Exchange Bancshares share (without any adjustments as contemplated by the merger agreement).  As disclosed by Exchange Bancshares in a Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, the shareholder’s equity of Exchange Bancshares may be impacted in the event Exchange Bancshares is required to revise its 2004 financial statements in response to comments received from the SEC relating to changes in the valuation allowance for deferred tax assets.

About Rurban Financial Corp.

Rurban Financial Corp. is a publicly-held financial services holding company based in Defiance, Ohio.  Rurban's common stock is quoted on the Nasdaq National Market under the symbol RBNF.  The Company currently has 10,000,000 shares of stock authorized and 4,568,488 shares outstanding.  The Company’s website is http://www.rurbanfinancial.net.

Rurban's wholly-owned subsidiaries are The State Bank and Trust Company, Reliance Financial Services, N.A., Rurbanc Data Services, Inc. (RDSI) and RFCBC, Inc. The bank offers a full range of financial services through its 11 offices in Defiance, Paulding and Fulton Counties. Reliance Financial Services offers a diversified array of trust and financial services to customers throughout the Midwest.  RDSI provides data processing services to community banks in Ohio, Michigan, Indiana, Illinois and Missouri.

About Exchange Bancshares, Inc.

Exchange Bancshares, Inc. is a publicly-held bank holding company based in Luckey, Ohio.  Exchange's common stock is quoted on the OTC Bulletin Board under the symbol EBLO.  Exchange currently has 750,000 shares of common stock authorized and 586,644 shares outstanding.  Exchange's wholly-owned subsidiary, The Exchange Bank, offers a full range of financial services through its 5 offices in Lucas and Wood Counties.  Exchange’s website is www.theexchangebank.com.

Forward-Looking Statements

Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements.  These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking, insurance and mortgage industries, competitive factors specific to markets in which Rurban and its subsidiaries operate, future interest rate levels, legislative and regulatory actions, capital market conditions, general economic conditions, geopolitical events, the loss of key personnel and other factors.

Forward-looking statements speak only as of the date on which they are made, and Rurban undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.  All subsequent written and oral forward-looking statements attributable to Rurban or any person acting on our behalf are qualified by these cautionary statements.